      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2000



                                                     REGISTRATION NO. 333-37738
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 ---------------
                                 PROXICOM, INC.
             (Exact name of registrant as specified in its charter)

                                 ---------------


                DELAWARE                                   52-1770631
     (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                  Identification Number)

                                 ---------------

                           11600 SUNRISE VALLEY DRIVE
                                RESTON, VA 20191
                                 (703) 262-3200

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

                             DAVID R. FONTAINE, ESQ.
                                 PROXICOM, INC.
                           11600 SUNRISE VALLEY DRIVE
                                RESTON, VA 20191
                                 (703) 262-3200

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                    COPY TO:
                            GEORGE P. BARSNESS, ESQ.
                             HOGAN & HARTSON L.L.P.
                                 COLUMBIA SQUARE
                           555 THIRTEENTH STREET, N.W.
                           WASHINGTON, D.C. 20004-1109
                                 (202) 637-5600

                                 ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

                                 ---------------

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                 ---------------

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

                                 ---------------

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                 ---------------

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


===============================================================================

                                   PROSPECTUS

                                 500,000 SHARES

                                 PROXICOM, INC.

                                  COMMON STOCK

                                 ---------------


       Proxicom, Inc. is a leading Internet development and e-business consulting company that delivers innovative Internet-based solutions and applications for Fortune 500 companies and other global, forward-thinking businesses. This prospectus relates to the offer and sale from time to time of up to 500,000 shares of our common stock by the Proxicom stockholders named in this prospectus. The selling stockholders are former owners of Clarity IBD Limited, a United Kingdom e-business development consultancy company acquired by Proxicom in April 2000, and the shares to be sold pursuant to this prospectus were issued as part of the consideration for the acquisition. We will not receive any proceeds from the sale of these shares.



       Our common stock is listed for trading on The Nasdaq Stock Market's National Market under the symbol "PXCM." On June 8, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $47.19.


       Our principal executive offices are located at 11600 Sunrise Valley Drive, Reston, Virginia 20191 and our telephone number at that address is (703) 262-3200.

                                 ---------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

                                 ---------------

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------






                          PROSPECTUS DATED JUNE 9, 2000.

       IF IT IS AGAINST THE LAW IN ANY STATE TO MAKE AN OFFER TO SELL THESE SHARES, OR TO SOLICIT AN OFFER FROM SOMEONE TO BUY THESE SHARES, THEN THIS PROSPECTUS DOES NOT APPLY TO ANY PERSON IN THAT STATE, AND NO OFFER OR SOLICITATION IS MADE BY THIS PROSPECTUS TO ANY SUCH PERSON.

       YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS OR ANY SUPPLEMENT.


                                              TABLE OF CONTENTS

                                                                                                                PAGE

Risk Factors....................................................................................................3
Cautionary Note Regarding Forward-Looking Statements............................................................9
Where You Can Find More Information.............................................................................9
Proxicom, Inc..................................................................................................11
Use of Proceeds................................................................................................11
Selling Stockholders...........................................................................................12
Plan of Distribution...........................................................................................13
Legal Matters..................................................................................................15
Experts........................................................................................................15


                                  RISK FACTORS

       In addition to the other information contained in this prospectus, you should carefully consider the following risk factors relating to Proxicom before purchasing shares of our common stock.

WE ARE GROWING QUICKLY. FUTURE GROWTH OF OUR BUSINESS COULD MAKE IT DIFFICULT TO MANAGE OUR RESOURCES.

       Our business is growing substantially, both through increased sales and recent acquisitions. For instance, our revenue has increased from $1.5 million in 1994 to $82.7 million in 1999 and was $38.2 million for the quarter ended March 31, 2000. Our rapid growth has stretched, and could continue to stretch, our resources. We expect that we will need to continue to hire and retain management personnel and other employees. Our management has limited experience managing a business of Proxicom's size or a public company.

       In order to manage our growth effectively, we must establish offices in new geographic locations, set fixed-price fees accurately, maintain high employee utilization rates, maintain project quality and successfully negotiate rates, particularly if the average size of our projects continues to increase.

       Our performance may depend on the effective integration of acquired businesses. This integration, even if successful, may be expensive and time consuming and could strain our resources.

WE MAY NOT BE ABLE TO HIRE AND RETAIN HIGHLY SKILLED EMPLOYEES, WHICH COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

       To succeed, we must hire, train, motivate, retain and manage employees who are highly skilled in the Internet and its rapidly changing technology. Because of the recent and rapid growth of the Internet, individuals who have Internet expertise and can perform the services we offer are scarce. Competition for these individuals, therefore, is intense. We might not be able to hire enough of them or to train, motivate, retain and manage the employees we do hire. This could hinder our ability to complete existing projects and bid for new projects. In addition, because the competition for qualified employees in the Internet industry is intense, hiring, training, motivating, retaining and managing employees with the strategic, technical and creative skills we need is both time-consuming and expensive.

OUR FINANCIAL RESULTS WILL FLUCTUATE FROM PERIOD TO PERIOD DEPENDING ON VARIOUS BUSINESS FACTORS.

       Our financial results may fluctuate from quarter to quarter. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock may fall. Many factors can cause these fluctuations, including:

     -    the number, size, timing and scope of our projects;

     -    customer concentration;

     -    long and unpredictable sales cycles;

     -    contract terms of projects;

     -    degrees of completion of projects;

     -    project delays or cancellations;

     -    competition for and utilization of employees;

     -    how well we estimate the resources we need to complete projects;

     -    the integration of acquired businesses;

     -    pricing changes in the industry; and

     - economic conditions specific to the Internet and information technology consulting.

       A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if we experience unanticipated changes in our projects or in our employee utilization rates, we could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe you should not compare our quarter-to-quarter operating results to predict our future performance.

       We have generally realized lower revenue in the first quarter of the year than in the other quarters. We believe that this has been due primarily to client budget cycles.

WE HAVE A NUMBER OF SIGNIFICANT CLIENTS. IF WE LOSE A MAJOR CLIENT OR SIGNIFICANT PROJECT, OUR REVENUES COULD BE ADVERSELY AFFECTED.

       We generate much of our revenue from a limited number of major clients. As a result, if we lose a major client or large project, our revenues could be adversely affected. In 1999, for example, our two largest clients, Merrill Lynch and General Motors, accounted for approximately 14.7% and 7.7%, respectively, of our revenue. During 1999, our five largest clients contributed approximately 36% of our revenue. For the three months ended March 31, 2000, no client accounted for more than 10% of our revenue, and our five largest clients contributed approximately 33% of our revenue.

     We perform varying amounts of work for specific clients from year to year. A major client in one year may not use our services in another year. In addition, we may derive revenue from a major client that constitutes a large portion of a particular quarter's total revenue. If we lose any major clients or any of our clients cancels or significantly reduces a large project's scope, our business, financial condition and results of operations could be materially and adversely affected. Also, if we fail to collect a large account receivable, we could be subjected to significant financial exposure.

WE HAVE MANY SHORT-TERM CONTRACTS THAT CAN BE CANCELLED WITHOUT PENALTY. IF CLIENTS TERMINATE CONTRACTS WITH US ON SHORT NOTICE, OUR RESULTS OF OPERATIONS COULD SUFFER.

       Our contracts with clients are generally short-term. Also, most clients can reduce or cancel their contracts for our services without penalty and with little or no notice. If a significant client or a number of clients terminate, significantly reduce or modify business relationships with us, our business, financial condition and results of operations could be materially and adversely affected. Consequently, you should not predict or anticipate our future revenue based on the number of clients we have or the number and size of our existing projects. When a client postpones, modifies or cancels a project, we have to shift our employees to other projects and minimize the resulting adverse impact on our operating results. In addition, our operating expenses are relatively fixed and cannot be reduced on short notice.

IF WE FAIL TO MEET OUR CLIENTS' EXPECTATIONS, WE COULD DAMAGE OUR REPUTATION AND HAVE DIFFICULTY ATTRACTING NEW BUSINESS.

     Many of our projects are complex and critical to our clients. As a result, if we fail or are unable to meet a client's expectations, we could damage our reputation. This could adversely affect our ability to attract new business from that client or others. If we fail to perform adequately on a project, a client could sue us for economic damages.

WE MAY NOT COMPETE SUCCESSFULLY WITH OUR COMPETITORS, WHICH COULD RESULT IN REDUCED REVENUES.

       We compete in markets that are new, intensely competitive and rapidly changing. We may not compete successfully with our competitors. We currently compete for client assignments and experienced personnel principally with large and specialty systems integrators, strategy consulting firms and Internet professional services providers. Many of these businesses have longer operating histories and significantly greater financial, technical, marketing and managerial resources than we do.

       Our markets have relatively low barriers to entry. We expect to continue to face competition from new market entrants, including interactive marketing firms.

       Competition in our market is based primarily on the following factors:

     -    Internet expertise and talent;

     -    quality, pricing and speed of service delivery;

     -    client references;

     -    integrated strategy, technology and creative design services; and

     -    vertical industry knowledge.

       Some competitive factors are outside of our control. These factors include our competitors' hiring and retention of senior staff, development of software that is competitive with our products and services and response to client needs.

LACK OF GROWTH OR DECLINE IN INTERNET USAGE COULD CAUSE OUR BUSINESS TO SUFFER.

       We have derived most of our revenue from projects involving the Internet. The Internet is new and rapidly evolving. Our business will be adversely affected if Internet usage does not continue to grow. A number of factors may inhibit Internet usage. These factors include inadequate network infrastructure, security concerns, inconsistent service quality and lack of cost-effective, high-speed service. On the other hand, if Internet usage grows, the Internet infrastructure may not support the demands this growth will place on it. The Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow more slowly or decline.

       We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

     -    security;

     -    cost and ease of Internet access;

     -    intellectual property ownership;

     -    privacy;

     -    taxation; and

     -    liability issues.

Any costs we incur because of these factors could materially and adversely affect our business, financial condition and results of operations.

IF WE FAIL TO KEEP PACE WITH CHANGING TECHNOLOGIES, WE MAY LOSE CLIENTS.

       Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. If we cannot keep pace with these changes, our business could suffer. The Internet's recent growth and intense competition in our industry exacerbate these characteristics. To achieve our goals, we need to develop strategic business and Internet solutions that keep pace with continuing changes in industry standards, information technology and client preferences. We will have to improve the performance features and reliability of our services to adapt to rapidly changing technologies. Also, as part of our business strategy, we reuse elements of our Internet solutions for which there is repeat customer demand. We could incur substantial costs if we need to modify our reusable solutions to adapt to technological changes.

IF WE LOSE THE SERVICES OF OUR FOUNDER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER RAUL J. FERNANDEZ, OR OTHER KEY PERSONNEL, OUR BUSINESS AND STOCK PRICE COULD SUFFER.

       Our future success depends in large part on the continued services of a number of our key personnel, including our founder, Chairman and Chief Executive Officer, Raul J. Fernandez. We have no employment contract with Mr. Fernandez or many of our other key personnel. The loss of the services of Mr. Fernandez or any of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. We might not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures. One or more of our key personnel might resign and join a competitor or form a competing company. As a result, we might lose existing or potential clients.

WE DEPEND ON INTELLECTUAL PROPERTY WHICH MAY BE DIFFICULT TO PROTECT. THIS COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

       Our success depends, in part, upon our intellectual property rights. We do not have any patents or patent applications pending. Existing trade secret and copyright laws afford us only limited protection. Third parties may attempt to disclose, obtain or use our solutions or technologies. This is particularly true in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies. If that happens, we may not be able to license those technologies on reasonable terms, or at all.

       Generally, we develop software applications for specific client engagements. We generally assign software ownership to the client and retain only a license for limited uses. Issues relating to ownership of and rights to use software applications and frameworks can be complicated. We may become involved in disputes that affect our ability to resell or reuse these applications and frameworks. Also, we may have to pay economic damages in these disputes.

FUTURE ACQUISITIONS OR INVESTMENTS COULD DISRUPT OUR ONGOING BUSINESS, DISTRACT OUR MANAGEMENT AND EMPLOYEES, INCREASE OUR EXPENSES AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

       We have made four material acquisitions and investments in two joint ventures in the last 28 months. Any acquisitions or investments we make in the future will involve risks. We may not be able to make acquisitions or investments on commercially acceptable terms. If we do buy a company, we could have difficulty retaining and assimilating that company's personnel. In addition, we could have difficulty assimilating acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. If we issue equity securities, your relative ownership share of Proxicom would be reduced.

THE MARKET PRICE OF OUR STOCK MAY FLUCTUATE WIDELY.

      The market price of our common stock could fluctuate substantially due to:

     -  future announcements concerning us or our competitors;

     -  quarterly fluctuations in operating results;

     -  announcements of acquisitions or technological innovations; or

     -  changes in earnings estimates or recommendations by analysts.

       In addition, the stock prices of many technology companies fluctuate widely for reasons which may be unrelated to operating results. Fluctuations in our common stock's market price may affect our visibility and credibility in the Internet solutions market.

WE HAVE STARTED EXPANDING OUR BUSINESS OVERSEAS. OUR INTERNATIONAL EXPANSION COULD RESULT IN FINANCIAL LOSSES DUE TO CHANGES IN FOREIGN ECONOMIC CONDITIONS AS WELL AS FLUCTUATIONS IN CURRENCY AND EXCHANGE RATES.

       We expect to expand our international operations and international sales and marketing efforts. On April 19, 2000, we acquired Clarity IBD Limited, a United Kingdom e-business development consultancy company. We intend to integrate Clarity's team of consulting professionals with our wholly owned subsidiary, Proxicom U.K. Ltd. We also recently commenced operations in Germany and began servicing clients in Spain and Italy. We have limited experience in marketing, selling and distributing our services internationally. International operations are subject to other inherent risks, including the following:

     -    recessions in foreign economies;

     -    political and economic instability;

     -    fluctuations in currency exchange rates;

     -    difficulties and costs of staffing and managing foreign operations;

     -    potentially adverse tax consequences;

     -    reduced protection for intellectual property rights in some countries;

     -    changes in regulatory requirements; and

     -    reductions in business activity during the summer months in Europe.



FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.



       At March 31, 2000, we had 53,898,528 shares of common stock outstanding, of which approximately 35,900,000 shares were "restricted" shares of common stock. We issued an additional 1,291,046 shares of common stock in connection with our acquisition of Clarity IBD Limited in April 2000. The holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act of 1933 to the extent permitted by Rule 144 promulgated under the Securities Act or any exemption under the Securities Act. Sales of a large number of shares could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings.



       On May 28, 1999, we filed a registration statement under the Securities Act covering 16,700,000 shares of common stock subject to outstanding stock options or reserved for issuance under our stock plans. On January 31, 2000, we filed a registration statement under the Securities Act to cover an additional 7,000,000 shares of common stock subject to outstanding stock options or reserved for issuance under our stock plans. At March 31, 2000, options to purchase 14,756,272 shares of common stock were outstanding. In addition, on May 24, 2000, we filed a registration statement under the Securities Act to cover 43,558 shares of common stock subject to outstanding stock options under the Clarity Communications Limited Employee Share Option Scheme which was assumed by Proxicom in connection with the Clarity acquisition.



       As of March 31, 2000, the holders of approximately 27,400,000 shares of common stock have the right to request registration of their shares in future public offerings of our equity securities.



IT MAY BE HARD FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

       Provisions of our corporate instruments and Delaware law could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. This could depress our stock price.

OUR DIRECTORS AND EXECUTIVE OFFICERS ARE CONTROLLING STOCKHOLDERS.

       At March 31, 2000, our directors and executive officers beneficially owned approximately 41.1% of our common stock. These stockholders can thus control matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITH RIGHTS ADVERSE TO THE HOLDERS OF COMMON STOCK.

       Our board of directors is authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock. Issuance of preferred stock with rights to distributions, voting rights or other rights superior to the common stock would be adverse to the holders of common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." We cannot promise that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors."

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. Our Securities Exchange Act file number for our SEC filings is 0-25741. You may read and copy any document we file with the SEC at the following SEC public reference rooms:


        450 Fifth Street, N.W.                  7 World Trade Center                500 West Madison Street
        Room 1024                               Suite 1300                          Suite 1400
        Washington, D.C. 20549                  New York, New York 10048            Chicago, Illinois 60661

       You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

       Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov.

       Our common stock is quoted on the Nasdaq National Market under the symbol "PXCM," and our SEC filings can also be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

       This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

       - Our Annual Report on Form 10-K for our fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000.

       - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000.

       -   Our Current Reports on Form 8-K, filed with the SEC on:

               -  January 27, 2000; and

               -  April 21, 2000.

       - The description of our common stock included in a registration statement on Form 8-A, filed with the SEC on April 9, 1999, including any amendments or reports filed for the purpose of updating that description.

       In addition to the documents listed above, we also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the offered securities to which this prospectus relates are sold or the offering is otherwise terminated.

       You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (703) 262-3200:

                               Investor Relations
                                 Proxicom, Inc.
                           11600 Sunrise Valley Drive
                             Reston, Virginia 20191

                                 PROXICOM, INC.

       Proxicom, Inc. is a leading Internet development and e-business consulting company that delivers innovative Internet-based solutions and applications for Fortune 500 companies and other global, forward-thinking businesses. Since 1994, we have focused exclusively on the Internet and have successfully completed over 800 client engagements.

       We apply our proprietary methodology, the Proxicom Process, in all of our client engagements. Using the Proxicom Process, we integrate strategy, technology and creative design to help our clients transform their businesses with Internet solutions.

       We sell and deliver our services and expertise through teams organized into four industry groups, or vertical markets:

     -    energy and telecommunications;

     -    financial services;

     -    retail and manufacturing; and

     -    service industries.

       Our Internet solutions have included

     - business-to-consumer electronic commerce Internet sites for Calphalon Corporation, Marriott International and Owens Corning;

     - business-to-business electronic commerce extranets for Harman International, Mercedes-Benz Credit Corp. and McKessonHBOC; and

     - company-specific intranets for GE Plastics, Hoffmann-La Roche, Inc. and Merrill Lynch & Co., Inc.

       On April 19, 2000, we acquired Clarity IBD Limited, a United Kingdom e-business development consultancy company pursuant to the Share Exchange Agreement, dated as of April 11, 2000, by and among Proxicom and Clarity's shareholders. Clarity provides a complete range of e-business services in the United Kingdom in four rapidly evolving digital markets: IT and telecommunications, retail, travel and financial services. We intend to integrate Clarity's team of more than 80 consulting professionals based in London with our wholly owned subsidiary, Proxicom U.K. Ltd.

                                 USE OF PROCEEDS

       The selling stockholders will receive all of the net proceeds from the sale of the shares offered by this prospectus. Accordingly, Proxicom will not receive any proceeds from the sale of these shares.

                              SELLING STOCKHOLDERS

       The selling stockholders are former owners of Clarity IBD Limited. We issued 1,291,046 shares of our common stock to the former owners of Clarity on April 19, 2000 in partial consideration for our acquisition of all of the issued ordinary shares of Clarity. We have registered 500,000 of these shares under the Securities Act pursuant to a registration rights agreement, dated as of April 19, 2000, by and among Proxicom and some of the former shareholders of Clarity. Our registration of these shares does not necessarily mean that any selling stockholder will sell all or any of the shares listed below.

       The following table sets forth information with respect to the selling stockholders. Assuming all of the shares offered by this prospectus are sold, no selling stockholder will own shares of Proxicom common stock after this offering that will represent 1% or more of Proxicom's outstanding common stock.


                                                                             SHARES                                    SHARES
                                                                          BENEFICIALLY                               BENEFICIALLY
                                                                         OWNED PRIOR  TO                             OWNED AFTER
NAME OF SELLING STOCKHOLDER                                                 OFFERING             SHARES OFFERED        OFFERING
---------------------------                                                  ---------           --------------      --------------
Pinecray Limited.................................................              44,342                  39,689               4,653
Amun Management S.A..............................................             178,683                 160,070              18,613
David Tarin and Dawn L. Darling, trustees of The Tarin/Darling
    Family Trust dated May 2, 2000...............................              76,569                  68,592               7,977
John Richard Hesketh Richards....................................              19,933                  17,841               2,092
Gary A.C. Luddington.............................................              17,743                  15,881               1,862
Keith Eden.......................................................              13,300                  11,904               1,396
Christopher Kohut................................................               2,217                   1,984                 233
Janice Kohut.....................................................               2,216                   1,983                 233
Martin Chilcott..................................................             390,908                  58,699             332,209
James Tarin......................................................             369,416                  58,833             310,583
Andrew Skates....................................................              98,326                   4,929              93,397
Skates Discretionary Settlement No. 1............................              16,696                   7,797               8,899
Skates Discretionary Settlement No. 2............................              16,696                   7,797               8,899
Scotland & Associates............................................              44,001                  44,001                   0
                                                                            ---------                 -------             -------
                                                                            1,291,046                 500,000             791,046
                                                                            =========                 =======             =======

                              PLAN OF DISTRIBUTION

       Proxicom has registered the shares offered by this prospectus on behalf of the selling stockholders. These shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees or transferees, and by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

       The selling stockholders may offer their shares at various times in one or more of the following transactions:

    - in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

    - in transactions involving cross or block trades or otherwise on the Nasdaq National Market;

    - in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

    - in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

    - through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

    -    in privately negotiated transactions;

    -    in transactions to cover short sales; or

    -    in a combination of any of the foregoing transactions.

       The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act.

       From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

       A selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

       A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

       The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

       The Company has advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With some exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

       Under the Company's registration rights agreement with the selling stockholders, the Company is required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel and independent accountants to the selling stockholders.

       The Company has agreed to indemnify the selling stockholders and their respective controlling persons against some liabilities, including some liabilities under the Securities Act.

       It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

       This offering by any selling stockholder will terminate on the date specified in the selling stockholder's registration rights agreement with the Company, or, if earlier, on the date on which the selling stockholder has sold all of such selling stockholder's shares.

                                  LEGAL MATTERS

       For the purposes of this offering, Hogan & Hartson L.L.P., Washington, D.C., has given its opinion as to the validity of the shares offered by the selling stockholders.

                                     EXPERTS


       The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All of these expenses will be paid by Proxicom. All amounts except the SEC registration fee are estimated.




                          SEC Registration Fee............................             $  4,476.12
                          Accounting Fees and Expenses....................                9,500.00
                          Legal Fees and Expenses.........................               15,000.00
                          Miscellaneous...................................                2,500.00
                                                                                       -------------
                                    Total.................................             $ 31,476.12
                                                                                       =============


----------




ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


       The Amended and Restated Bylaws of the Company provide for the indemnification of the Company's directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the General Corporation Law of the State of Delaware (the "DGCL"), except that the Company will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company's Board of Directors. The indemnification provided under the Amended and Restated Bylaws includes the right to be paid by the Company the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it is ultimately determined that such director or officer is not entitled to be indemnified. Pursuant to the Amended and Restated Bylaws, if a claim for indemnification is not paid by the Company within 60 days after a written claim has been received by the Company, the claimant may at any time thereafter bring an action against the Company to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such action.

       As permitted by the DGCL, the Company's Amended and Restated Certificate of Incorporation provides that directors of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

       Under the Amended and Restated Bylaws, the Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, and related expenses, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL. The Company maintains director and officer liability insurance on behalf of its directors and officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS.



                 EXHIBIT
                 NUMBER                  EXHIBIT DESCRIPTION

                   5.1       --    Opinion of Hogan & Hartson L.L.P., counsel to the Company, regarding the validity of the securities being offered by the selling stockholders.

                  23.1       --    Consent of PricewaterhouseCoopers LLP.

                  23.2       --    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

                 *24.1       --    Power of Attorney (included on signature page).

                 *99.1       --    Registration Rights Agreement, dated as of April 19, 2000, by and among
                                   Proxicom, Inc. and the persons listed on Schedule 1 to the Registration Rights Agreement.

--------


*  Previously filed.


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Proxicom certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, Commonwealth of Virginia, on this 9th day of June, 2000.



                                        PROXICOM, INC.

                                        By:   /s/ Kenneth J. Tarpey
                                           ------------------------------------
                                           Kenneth J. Tarpey
                                           EVP and Chief Financial Officer






     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to registration statement has been signed by the following persons, in the capacities indicated below, on this 9th day of June, 2000.




          NAME                                                               TITLE
          ----                                                               -----

          *
---------------------------                                      Chairman and Chief Executive Officer
Raul J. Fernandez                                                  (Principal Executive Officer)

/s/ Kenneth J. Tarpey
-----------------------------                        Executive Vice President, Chief Financial Officer and Treasurer
Kenneth J. Tarpey                                             (Principal Financial and Accounting Officer)

          *
------------------------
Jack L. Davies                                                                Director

          *
------------------------
David C. Hodgson                                                              Director

          *
------------------------
Jack Kemp                                                                     Director

          *
------------------------
Theodore J. Leonsis                                                           Director



          *
------------------------
John A. McKinley, Jr.                                                         Director

          *
------------------------
Mario M. Morino                                                               Director

          *
------------------------                                  Senior Vice President, Organizational Strategies
Brenda A. Wagner                                                               and Director

*By: /s/ Kenneth J. Tarpey
    ------------------------
        Kenneth J. Tarpey
        Attorney-in-Fact



      EXHIBIT
      NUMBER                            EXHIBIT DESCRIPTION


        5.1     --    Opinion of Hogan & Hartson L.L.P., counsel to the Company, regarding the validity of the securities being offered by
                      the selling stockholders.
       23.1     --    Consent of PricewaterhouseCoopers LLP.
       23.2     --    Consent of Hogan & Hartson L.L.P. (included in Exhibit
                      5.1).
      *24.1     --    Power of Attorney (included on signature page).
      *99.1     --    Registration Rights Agreement, dated as of April 19, 2000, by and among Proxicom, Inc. and the persons listed on
                      Schedule 1 to the Registration Rights Agreement.



--------

*  Previously filed